Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	February 16, 2021		Vice President & CFO

ENCORE WIRE REPORTS FOURTH QUARTER and FULL YEAR 2020 RESULTS

McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and year ended December 31, 2020.
Fourth Quarter and Full Year 2020 Highlights
•Fourth Quarter Earnings per Diluted Share of $1.17; Full Year 2020 Earnings per Diluted Share of $3.68
•Fourth Quarter Net income of $24.1 million; Full Year 2020 Net income of $76.1 million
•Cash on hand of $183.1 million as of December 31, 2020
•Current Ratio of 5.93 as of December 31, 2020
•No long-term debt and revolving credit line paid down to zero
•Company repurchased 441,250 shares for the full year 2020
•The Company’s Board of Directors has declared a quarterly dividend of $0.02 per share
Net sales for the fourth quarter ended December 31, 2020 were $380.8 million compared to $302.3 million for the fourth quarter of 2019. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 4.3% in the fourth quarter of 2020 versus the fourth quarter of 2019.
Gross profit percentage for the fourth quarter of 2020 was 15.4% compared to 11.8% in the fourth quarter of 2019. The average selling price of wire per copper pound sold increased 21.1% in the fourth quarter of 2020 versus the fourth quarter of 2019, while the average cost of copper per pound purchased increased 18.9%. Net income for the fourth quarter of 2020 was $24.1 million versus $10.5 million in the fourth quarter of 2019. Fully diluted net earnings per common share were $1.17 in the fourth quarter of 2020 versus $0.50 in the fourth quarter of 2019.
Net sales for the twelve months ended December 31, 2020 were $1.277 billion compared to $1.275 billion during the same period in 2019. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 5.4% in the twelve months ended December 31, 2020 versus the twelve months ended December 31, 2019.
Gross profit percentage for the twelve months ended December 31, 2020 was 15.2% compared to 13.0% during the same period in 2019. The average selling price of wire per copper pound sold increased 4.7% in the twelve months ended December 31, 2020 versus the twelve months ended December 31, 2019, while the average cost of copper per pound purchased increased 2.6%. Net income for the twelve months ended December 31, 2020 was $76.1 million versus $58.1 million in the same period in 2019. Fully diluted net earnings per common share were $3.68 in the twelve months ended December 31, 2020 versus $2.77 in the same period in 2019.
On a sequential quarter comparison, net sales for the fourth quarter of 2020 were $380.8 million versus $339.7 million during the third quarter of 2020. Sales dollars increased due to a 3.2% unit volume increase of copper building wire sold, combined with a 9.1% increase in the average selling price per pound of copper wire sold on a sequential quarter comparison.
Gross profit percentage for the fourth quarter of 2020 was 15.4% compared to 15.7% in the third quarter of 2020. Copper wire sales prices increased 9.1%, while the price of copper purchased increased 10.2%. Net income for the fourth quarter of 2020 was $24.1 million versus $21.0 million in the third quarter of 2020. Fully diluted net income per common share was $1.17 in the fourth quarter of 2020 versus $1.02 in the third quarter of 2020.

Aluminum wire represented 8.7% and 9.1%, respectively, of our net sales in the three month and twelve month periods ended December 31, 2020.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “2020 will be remembered as a difficult and challenging year, but will also be remembered for the many successes we accomplished due to the hard work, commitment, and perseverance of each of our outstanding employees. We have remained fully operational, and I am proud that some of our products were used to support medical facilities in the fight against the current pandemic. We furthered our investments in onboarding, training, and safety, making significant strides forward in each endeavor, which enhances our low-cost structure. The strong earnings posted in both the fourth quarter and twelve months ended December 31, 2020 attest to the strength of our business model and management team to adapt and flourish in challenging times. Detailed below are some key items to note in the quarter.
Copper unit volumes increased 4.3% on a comparative quarter basis and 3.2% on a sequential quarter basis as the country returned to work and volumes normalized to historical levels. On a full-year basis, copper unit volumes declined 5.4% for the twelve-month period ended December 31, 2020 versus the twelve-month period in 2019 due to the economic impact from the pandemic during our second and third quarters of 2020. Comex copper prices experienced a steady rise since mid-March 2020, continuing throughout the fourth quarter which had a positive impact on spreads. Copper spreads increased 25.3% on a comparative quarter basis and 7.3% on a sequential quarter basis. Copper spreads increased 8.9% for the twelve-months ended December 31, 2020 compared to the twelve-month period in 2019.
The health and safety of our employees and their families remain our top priority, and we are following CDC guidelines to maintain safe working conditions. The Company is unable to predict the impact that COVID-19 will have on our financial position and operating results in future periods due to numerous continued uncertainties. The duration and severity of the outbreak and its long-term impact on our business remain uncertain.
We believe Encore Wire is well positioned to successfully navigate the current economic environment, continuing to serve the markets during this critical time. As we address the near-term challenges, we remain focused on the long-term opportunities for our business. We believe that our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast. Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $183.1 million in cash at the end of the quarter. During 2020 we repurchased 441,250 shares of our common stock in the open market. We also declared a $0.02 cash dividend during the quarter.
Our two-phased expansion plans announced earlier this year continue in earnest and remain on schedule. The construction of the new service center is progressing well with a planned opening in the second quarter of 2021. Phase two of our expansion plans will focus on repurposing our existing distribution center to expand manufacturing capacity and extend our market reach. Spending on phase two has already commenced as we have accelerated the timing of orders with manufacturers due to increased lead times required for certain machinery and equipment in the current environment. Phase two completion is anticipated in early 2022. Total capital expenditures were $86 million in 2020. We expect total capital expenditures to range from $100 - $120 million in 2021, $50 - $70 million in 2022, and $40 - $60 million in 2023. Our strong balance sheet and ability to consistently generate high levels of operating cash flow should provide ample allowance to fund planned capital expenditures.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the fourth quarter and full year results on Wednesday, February 17, 2021, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-447-0521, and the confirmation number is 50084456. In order to be put through to the call, you will be required to give the call screener your full name and your company name. Please call in early to avoid being delayed by the information collection and missing the start of the call. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.

The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2019 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended December 31,		Year Ended December 31,
In Thousands	2020	2019	2020	2019
Net Income	$24,100	$10,535	$76,067	$58,129
Income Tax Expense	7,169	3,292	22,729	17,599
Interest Expense	59	60	239	239
Depreciation and Amortization	5,144	4,453	19,459	17,707
EBITDA	$36,472	$18,340	$118,494	$93,674

Encore Wire Corporation
Condensed Balance Sheets
(In Thousands)

	December 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current Assets
Cash	$183,123	$230,965
Receivables, net	275,781	223,098
Inventories, net	92,322	89,684
Prepaid Expenses and Other	3,907	5,491
Total Current Assets	555,133	549,238
Property, Plant and Equipment, net	410,768	333,179
Other Assets	553	737
Total Assets	$966,454	$883,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$56,726	$40,509
Accrued Liabilities and Other	36,866	34,787
Total Current Liabilities	93,592	75,296
Long-Term Liabilities
Deferred Income Taxes and Other	35,133	28,762
Total Long-Term Liabilities	35,133	28,762
Total Liabilities	128,725	104,058
Stockholders’ Equity
Common Stock	270	269
Additional Paid-in Capital	67,885	63,009
Treasury Stock	(111,718)	(91,056)
Retained Earnings	881,292	806,874
Total Stockholders’ Equity	837,729	779,096
Total Liabilities and Stockholders’ Equity	$966,454	$883,154

Encore Wire Corporation
Condensed Statements of Income
(In Thousands, Except Per Share Data)

	Quarter Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
	(unaudited)				(unaudited)

Net sales	$380,823	100.0%	$302,252	100.0%	$1,276,948	100.0%	$1,274,994	100.0%
Cost of sales	322,019	84.6%	266,505	88.2%	1,082,413	84.8%	1,109,023	87.0%
Gross profit	58,804	15.4%	35,747	11.8%	194,535	15.2%	165,971	13.0%

Selling, general and administrative expenses	27,614	7.3%	22,927	7.6%	97,008	7.6%	94,442	7.4%
Operating income	31,190	8.1%	12,820	4.2%	97,527	7.6%	71,529	5.6%

Net interest & other income	79	0.1%	1,007	0.4%	1,269	0.1%	4,199	0.4%
Income before income taxes	31,269	8.2%	13,827	4.6%	98,796	7.7%	75,728	6.0%

Provision for income taxes	7,169	1.9%	3,292	1.1%	22,729	1.7%	17,599	1.4%
Net Income	$24,100	6.3%	$10,535	3.5%	$76,067	6.0%	$58,129	4.6%

Basic earnings per share	$1.17		$0.50		$3.69		$2.78
Diluted earnings per share	$1.17		$0.50		$3.68		$2.77
Weighted average number of common and common equivalent shares outstanding:
Basic	20,557		20,912		20,599		20,904
Diluted	20,619		21,002		20,653		20,990
Cash dividend declared per share	$0.02		$0.02		$0.08		$0.08